Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We have issued our report dated August 24, 2009 (except for the footnote titled “Organization and Summary of Significant Accounting Policies”, as to which the date is September 1, 2010), with respect to the consolidated financial statements and schedules included in the Annual Report of STRATTEC SECURITY CORPORATION on Form 10-K for the year ended July 3, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of STRATTEC SECURITY CORPORATION on Forms S-8 (File No. 333-140715, effective February 14, 2007; 333-103219, effective February 14, 2003; 333-31002, effective February 24, 2000; 333-45221, effective January 30, 1998; and 333-4300, effective April 29, 1996).
/s/ GRANT THORNTON LLP
GRANT THORNTON LLP
Milwaukee, Wisconsin
September 8, 2011